UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

June 10, 2014

Commission File No.	Exact name of each Registrant as specified in its charter, state of incorporation, address of principal executive offices, telephone number	I.R.S. Employer Identification Number
1-8180	TECO ENERGY, INC.	59-2052286

(a Florida corporation)

TECO Plaza

702 N. Franklin Street

Tampa, Florida 33602

(813) 228-1111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

As previously reported, beginning on April 26, 2014, TECO Coal Corporation (a TECO Energy, Inc. subsidiary), through its subsidiaries (together, “TECO Coal”) started experiencing rail service disruptions at its Premier Elkhorn mining complex as a result of a railroad tunnel fire on the rail line serving that facility.

The tunnel reopened and, on Tuesday, June 10, the first train was able to transit the tunnel and proceed to the Premier Elkhorn mining complex for loading. During the period that the tunnel was out of service TECO Coal took steps that substantially mitigated the impact of the railroad tunnel fire on its subsidiaries’ operations. TECO Coal supplied contracted tons through either an alternative loading facility or with coal from TECO Coal’s Perry County mining facility. Incremental costs associated with the disruption occurred in the second quarter and expected recoveries from insurance and other reimbursement arrangements are likely to occur later in the year. The ultimate impact on TECO Coal’s financial results is not expected to be material and TECO Energy, Inc. is affirming its earnings guidance for 2014, with TECO Coal expected to earn within the range previously forecast.

Note: This report contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. Actual results may differ materially from those forecasted. The forecasted results are based on the company’s current expectations and assumptions, and the company does not undertake to update that information or any other information contained in this report, except as may be required by law. Factors that could impact actual results include: TECO Coal’s ability to obtain all of its expected benefits under its business interruption insurance coverage referenced above; and the ability to collect the reimbursements referenced above. Other risks related to TECO Coal are described under “Risk Factors” in TECO Energy, Inc.’s Annual Report on Form 10-K for the period ended Dec. 31, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 12, 2014	TECO ENERGY, INC.
(Registrant)

\s\ S. W. Callahan
S. W. CALLAHAN
Senior Vice President-Finance & Accounting and
Chief Financial Officer